Exhibit 10.75

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of January 1, 2024 (the “Effective Date”) by and between Vireo Health, Inc., a Delaware corporation (the “Company”) and Joshua Rosen, an individual residing in the State of Arizona (“Executive”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Company desires to continue Executive’s employment with the Company and to employ Executive as of the Effective Date as the Company’s Chief Executive Officer (“CEO”); and

WHEREAS, Executive desires to accept employment with the Company as the Company’s CEO effective as of the Effective Date; and

WHEREAS, the Company desires to have Executive continue as the Company interim Chief Financial Officer (“CFO”); and

WHEREAS, Executive desires to continue to serve as the Company’s interim CFO; and

WHEREAS, during Executive’s employment with the Company, Executive has been and will become acquainted with technical and nontechnical information which the Company has developed, acquired and uses, or which the Company has developed, acquired or used, or will develop, acquire or use, and which is commercially valuable to the Company and which the Company desires to protect, and Executive may contribute to such information through inventions, discoveries, improvements or otherwise; and

WHEREAS, Executive and the Company desire to memorialize the terms of Executive’s employment with the Company effective as of the Effective Date on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the employment of Executive by the Company, and further in consideration of the salary, wages or other compensation and benefits to be provided by the Company to Executive, and for additional mutual covenants and conditions, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending legally to be bound, hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1.Nature and Capacity of Employment.
1.1Title and Duties. Effective as of Effective Date, the Company will employ Executive as its CEO and Interim CFO, pursuant to the terms and conditions set forth in this Agreement. Executive will perform such duties and responsibilities for the Company and its affiliates as directed by the Company’s Board of Directors (the “Board”), consistent with Executive’s position. The Executive hereby agrees to act in that capacity under the terms and conditions set forth in this Agreement. Executive shall serve the Company faithfully and to the best of Executive’s ability and shall at all times act in accordance with the law, excepting only the Controlled Substances Act as it applies to the state-licensed operations of the Company. Executive shall devote Executive’s full working time, attention and efforts to performing Executive’s duties and responsibilities under this Agreement and advancing the Company’s business interests. Executive shall follow applicable policies and procedures adopted by the Company from time to time, including without limitation the Company’s Code of Conduct, Executive Handbook and other Company policies, including those relating to business ethics, conflict of interest, non-discrimination and non-harassment. Executive shall not, without the prior written consent of the Board, accept other employment, or engage in other business activities during Executive’s employment with the Company that may prevent Executive from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement. Executive may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder.
1.2No Restrictions. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.
1.3Location. Executive’s employment will be based at the Company’s corporate headquarters; provided, however, that Executive will primarily work remotely and has no specific requirement to be present at any of the Company’s locations. Executive acknowledges and agrees that Executive’s position, duties and responsibilities may require regular travel, both in the U.S. and internationally.
2.Term. Executive shall be employed by the Company under the terms of this Agreement for an indefinite term, subject to termination of Executive’s employment as provided for herein; provided, however, that Executive may cease to serve as the Company’s Interim CFO at such time as the Company hires another executive to serve as its CFO, in which case Executive shall continue Executive’s employment as the Company’s CEO, with such modifications to Executive’s duties and responsibilities as are appropriate by reason of Executive ceasing to serve as the Company’s Interim CFO.
3.Restrictive Covenants Agreement. Executive has previously executed a Confidential Information, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement (the

“Restrictive Covenants Agreement”), and hereby agrees and acknowledges that the terms and conditions of the Restrictive Covenants Agreement remain in effect through the period of Executive’s employment under the terms of this Agreement and thereafter, to the extent continuation of such terms continue after termination of Executive’s employment, all as provided for in the Restricted Covenants Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Restrictive Covenants Agreement in any manner.
4.Compensation, Benefits and Business Expenses.
4.1Base Salary. As of the Effective Date, the Company agrees to pay Executive an annualized base salary of Three Hundred Thousand US Dollars (USD$300,000) (the “Base Salary”), subject to review and adjustment by the Board from time to time.
4.2Incentive Compensation. Executive may be eligible to earn annual cash bonuses as determined by the Board in its discretion and subject to the terms of any written document creating an annual bonus plan as the Board may adopt in its sole discretion. In addition, Executive will be eligible for variable compensation as expressly provided for in this Agreement.
4.3Equity Grants. Any prior equity grants to Executive shall remain in effect in accordance with their terms without change. Executive may become eligible for additional equity grants made at the Company’s discretion, or as expressly provided for in this Agreement. In addition, subject to the approval of the Compensation Committee (as defined below), Executive shall receive on a quarterly basis additional awards of restricted stock units (“RSUs”) representing a potential entitlement to shares of the Company’s common stock (“Common Stock”) corresponding to the number of RSUs. The number of RSUs granted will be determined by dividing fifty thousand dollars ($50,000) by the per share value of the Common Stock determined as of the closing price on the most recent date prior to the date of grant on which the Common Stock was traded. The RSUs will be granted under the Vireo Health International Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”) and the RSUs will become vested on the first to occur of (a) December 31, 2026 (subject to Executive’s continued employment through that date), (b) termination of Executive’s employment by the Company other than for Cause or (c) Executive’s resignation from employment for Good Reason (as defined below). The first of such grants shall be made on [DATE] with subsequent grants made on the quarterly anniversary of the first grant, with the number of RSUs and vesting provisions being as described above with respect to the first grant.
4.4Transaction Related Compensation.
(a)Disposition of the Company’s New York State Business Operations, Assets and Liabilities. In the event the Company disposes of its New York operations, assets and liabilities in a transaction (the “NY Disposition”) that is approved by the Board that is closed no later than the end of calendar year 2024, the Company shall provide Executive with the following compensation:
(i)Subject to the approval of the Compensation Committee, a grant of one million (1,000,000) RSUs representing the potential to receive one million (1,000,000)

shares of Common Stock, to be granted under the terms of the Vireo Health International Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”), and which will be subject to the Equity Incentive Plan and have vesting conditions identical to the RSUs described in Section 4.3; and
(ii)A bonus payment in the gross amount of Two Hundred Thousand US Dollars (USD$200,000); provided, however, that, at the Company’s sole and discretion, and subject to the approval of the Compensation Committee, all or a portion of this cash bonus may be substituted with additional RSUs, subject to same terms and conditions as apply to the RSUs provided for in Section 4.4(a)(i), with the value of the RSUs granted in lieu of the cash bonus being equal to one-hundred fifty percent (150%) of the portion of the cash bonus converted to RSUs.
(iii)The time at which the compensation described in this Section 4.4(a) is to be provided to Executive will be during the period between the date during 2024 that the NY Disposition is closed, and March 15, 2025, as determined at the Company’s sole and absolute discretion.
(b)Successful Workout of Arrangements with Chicago Atlantic. If the CEO is able to negotiate what the Board determines, at its sole and absolute discretion, to be a successful arrangement with the Company’s lender, Chicago Atlantic prior to 2025, and that does not involve a substantial dilution of the equity interests of existing Company shareholders, the Company may cause to be issued to Executive one or more stock options under the terms of the Equity Incentive Plan providing Executive with a right to obtain up to 500,000 shares of Common Stock, subject to such terms and conditions as the administrative committee with responsibility for the Equity Incentive Plan (the “Compensation Committee”) deems appropriate, including the vesting schedule and expiration date of such options. The grant of any such options shall be made at the time such grant is approved at the discretion of the Compensation Committee.
4.5Executive Benefits. While Executive is employed by the Company during the Term, Executive shall be entitled to participate in the retirement plans, health plans, and all other employee benefits made available by the Company, and as they may be changed from time to time. Executive acknowledges and agrees that Executive will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Company is under no obligation to Executive to establish and maintain any employee benefit plan in which Executive may participate. The terms and provisions of any employee benefit plan of the Company are matters within the exclusive province of the Board, subject to applicable law.
4.6Paid Time Off. While Executive is employed by the Company during the Term, Executive shall have available unlimited personal time off in accordance with the Company’s policies then in effect. Paid time off may be used for illness or other personal business, or as vacation time off at such times so as not to materially disrupt the operations of the Company. Paid time off is intended to be used, not stored, and these days shall in no event be converted to cash, nor shall any unused days be paid to Executive upon termination of his employment under this Agreement.

4.7Business Expenses. While Executive is employed by the Company during the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.
4.8For purposes of this Agreement, the Executive shall be deemed to have resigned for “Good Reason” if any of the following conditions occur:
(a)Executive’s base compensation is materially reduced;
(b)Executive’s duties and responsibilities are materially reduced;
(c)Executive is required to relocate to a new principal worksite that increases Executive’s commute by more than fifty (50) miles; or
(d)The Company materially breaches any of the terms of this Agreement or any other agreement with Executive.

Notwithstanding the foregoing, Executive’s resignation will be treated as a resignation for Good Reason only if Executive provides notice in writing to the Company within thirty (30) days of the initial existence of one of the conditions described above (a “Good Reason Condition”), the Company fails to correct such Good Reason Condition within thirty (30) days of the Company’s receipt of the written notice from Executive (the “Cure Period”) and Executive thereafter resigns and separates from service with the Company no later than thirty (30) days after the end of the Cure Period.

For purposes of this agreement, a resignation by Executive for Good Reason shall be treated in the same manner as a termination of Executive’s employment by the Company without Cause.

5.Termination of Employment.
5.1Termination of Employment Events. Executive’s employment with the Company is at-will. Executive’s employment with the Company will terminate immediately upon:
(a)The date of Executive’s receipt of written notice from the Company of the termination of Executive’s employment (or any later date specified in such written notice from the Company);
(b)Executive’s abandonment of Executive’s employment or the effective date of Executive’s resignation for Good Reason (as defined below) or any other reason (as specified in written notice from Executive);
(c)Executive’s Disability (as defined below); or

(d)Executive’s death.
5.2Termination Date. The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.”
5.3Resignation From Positions. Unless otherwise requested by the Board in writing, upon Executive’s termination of employment with the Company for any reason Executive shall automatically resign as of the Termination Date from all titles, positions and appointments Executive then holds with the Company, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and Executive hereby agrees to take all actions necessary to effectuate such resignations.
6.Payments Upon Termination of Employment.
6.1Termination of Employment Without Cause or for Good Reason. If Executive’s employment with the Company is terminated by the Company for any reason other than for Cause (as hereinafter defined), or by Executive for Good Reason (as hereinafter defined), then the Company shall, in addition to paying Executive’s Base Salary and other compensation earned through the Termination Date, and subject to any other limitations or requirements expressly provided for in this Agreement:
(a)Pay to Executive as severance pay in the form of salary continuation (at the rate Executive’s Base Salary was payable prior to Executive’s termination) for a period of six (6) months, reduced by all required and authorized deductions and withholdings; provided, however, that no salary continuation payments shall be made until the Company’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as hereinafter defined), with the first payment including the gross amount of what would have been paid previously had there been no requirement for the Release to become irrevocable; and
(b)If Executive is eligible for and takes all steps necessary to continue Executive’s group health insurance coverage with the Company following the Termination Date, including but not limited to completing and returning the forms necessary to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, commonly referred to as COBRA, or other similar statutory provisions for continuation of group health coverage, pay to Executive the portion of the premium costs for such continuation coverage that is in excess of the contribution Executive would have been required to make for such coverage had Executive remained employed by the Company (such payments by the Company to terminate as of the earliest of: (i) the six (6) month anniversary of the Termination Date, (ii) the date Executive becomes eligible for group health insurance coverage from any other employer, or (iii) the date Executive is no longer eligible to continue Executive’s group health insurance coverage with the Company under applicable law).
(c)If Executive’s termination of employment occurs under circumstances that would entitle Executive to the benefits described in Section 6.1(a), but such termination of employment occurs in connection with or during the twelve (12) month period following a Change in Control (as that term is defined in the Equity Incentive Plan), then in lieu of the benefits described in Sections 6.1(a) and (b), Executive will be entitled to as severance pay in the form of salary continuation (at the rate Executive’s Base Salary was payable prior to Executive’s termination) for a period of twelve (12) months, reduced by all required and authorized deductions and withholdings, and subsidized health care continuation coverage as described in Section 6.1(b), but for a period of twelve (12) months.
6.2Other Termination of Employment Events. If Executive’s employment with the Company is terminated by reason of Executive’s death or Disability, by the Company for Cause or by reason of Executive’s resignation (other than for Good Reason), then the Company shall pay to Executive or Executive’s beneficiary or Executive’s estate, as the case may be, Executive’s Base Salary and other compensation earned through the Termination Date and Executive shall not be eligible or entitled to receive any severance pay or benefits from the Company. Notwithstanding the foregoing, on any termination of Executive’s employment, Executive shall be entitled to any vested benefits provided for under any ERISA covered employee benefit plan and shall be entitled to any benefits related to Executive’s then outstanding equity awards as are provided for in the Equity Incentive Plan and the relevant award agreement(s).
6.3Certain Definitions. Definitions of certain terms used for purposes of this Agreement are as follows:
(a)“Cause” means:
(i)Executive’s material failure to perform his job duties competently as reasonably determined by the Board;
(ii)gross misconduct by Executive which the Board reasonably determines is (or will be if continued) demonstrably and materially damaging to the Company;
(iii)fraud, misappropriation, or embezzlement by Executive;
(iv)an act or acts of dishonesty by Executive and intended to result in gain or personal enrichment of Executive at the expense of the Company;
(v)Executive’s conviction of or plea of nolo contendere to a felony regardless of whether involving the Company and whether or not committed during the course of Executive’s employment, other than with respect to any criminal penalties related to the illegality of possessing or using Marijuana under the Controlled Substance Act, 21 U.S.C. Section 812(b);
(vi)Executive’s violation of the Company’s Code of Conduct, Executive Handbook or other material written policy, as reasonably determined by the Board; or
(vii)the material breach of this Agreement of the Restrictive Covenants Agreement by Executive.

With respect to Section 6.4(a)(i), Cause for the Company’s termination of Executive’s employment shall only exist if (A) the Company provides Executive with written notice of the failure or failures and (B) Executive fails to cure such condition or conditions within fifteen (15) days of Executive’s receipt of such written notice from the Company, all as determined at the reasonable discretion of the Board.

(b)“Good Reason” hereunder means the initial occurrence of any of the following events without Executive’s consent:
(i)a material diminution in the Executive’s responsibilities, authority or duties or a change in his title;
(ii)a material diminution in the Executive’s salary, other than a general reduction in base salaries that affects all similarly situated Company employees in substantially the same proportions;
(iii)a relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from his principal place of employment on the Effective Date; or
(iv)the material breach of this Agreement by the Company.

provided, however, that “Good Reason” shall not exist unless Executive has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (a) through (d) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from Executive, and the Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

(c)“Disability” hereunder has the same meaning such term has in the Equity Incentive Plan.
6.4Conditions To Receive Payments. Notwithstanding the foregoing provisions of this Section 6, the Company will not be obligated to provide benefits called for under Section 6.1 to or on behalf of Executive unless (a) Executive signs a release of claims in favor of the Company in a form to be prescribed by the Company (the “Release”), (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Executive rescinding the Release so that the Release becomes irrevocable, and (c) Executive is in strict compliance with the terms of this Agreement and the Restrictive Covenants Agreement and any other written agreement between Executive and the Company.
7.Tax Matters.
7.1Taxes. The Company is entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company. Except for any tax amounts withheld by the Company from any compensation that Executive may receive in connection with Executive’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Executive is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Executive receives from the Company under this Agreement or otherwise in connection with Executive’s employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company.
7.2Code Section 409A. This Agreement is intended to provide for payments that are generally exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent taxable compensation is provide to Executive under this Agreement or otherwise that is determined to be part of a nonqualified deferred compensation plan that is subject to Code Section 409A, the provisions set forth below shall be applicable to such taxable compensation:
(a)All such payments shall be made no later, and shall not be made any earlier, than at the time or times specified in the relevant documents, except as permitted, or required, by Code Section 409A and the related tax regulations;
(b)Any such payment that is triggered by the date of Executive’s termination of employment shall be interpreted as a reference to Executive’s “separation from service” (as that phrase is used for purposes of Code Section 409A);
(c)Any such payments that may otherwise be considered to be a series of “installment payments” for purposes of Code Section 409A shall be treated as a right to receive a series of separate payments for such purposes;
(d)Any such payments that are in the nature of reimbursements for expenses or are in-kind benefits: (i) shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Executive incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;
(e)Any such payments that are triggered by Executive’s termination of employment/separation from service shall, if Executive is a “specified employee” for purposes of Code Section 409A at the time of Executive’s separation from service, shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Executive’s separation from service, or (ii) the date of Executive’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Executive or, if Executive has died, to Executive’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence; and

(f)the Parties agree that this Agreement may be amended, as may be necessary to fully comply with Code Section 409A and the Parties shall cooperate in good faith to make such amendments and take other steps as may be required, if possible, to correct any failures to comply with Code Section 409A.

Nothing in this Section 8.2 shall, however, be interpreted as a representation or warranty by the Company regarding any particular tax treatment of Executive’s compensation and any tax liability imposed on Executive under the Code or other tax laws are understood and agreed to be a liability of Executive and the Company shall have no obligation to make Executive whole with respect to any such tax liabilities.

7.3280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 8.3 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the Parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. Any reduction in payments and/or benefits required by this Section 8.3 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full- value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.
8.Miscellaneous.
8.1Integration. This Agreement and the Restrictive Covenants Agreement embody the entire agreement and understanding among the Parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter, including but not limited to any earlier offers to Executive by the Company; provided, however, this Agreement and the Restrictive Covenants Agreement are not intended to supersede or otherwise affect the Equity Incentive Plan or any Award Agreement (as defined in the Equity Incentive Plan), each of which shall remain in effect in accordance with its terms.
8.2Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of

Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, which would cause the application of laws of any jurisdiction other than the State of Minnesota.
8.3Executive’s Representations. Executive represents that Executive is not subject to any agreement or obligation that would prevent or limit Executive from entering into this Agreement or that would be breached upon performance of Executive’s duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. If Executive possesses any information that Executive knows or should know is considered by any third party, such as a former employer of Executive’s, to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to the Company or use such information to benefit the Company in any way.
8.4Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.
8.5Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Executive, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 9.5. Executive may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Executive of this Agreement or any of Executive’s duties, responsibilities, or obligations hereunder is void.
8.6Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.
8.7Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof and said remainder shall remain in fully force and effect.
8.8Opportunity to Obtain Advice of Counsel. Executive acknowledges that Executive has been advised by the Company to obtain legal advice prior to executing this Agreement, and that Executive had sufficient opportunity to do so prior to signing this Agreement.

THIS EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO HEALTH, INC.JOSHUA ROSEN

By: /s/ Kyle Kingsley /s/ Joshua Rosen

Board Chair